Exhibit 6.3

LOCK-UP AGREEMENT

September 1, 2022

TO:Costas, Inc. (d/b/a Standard Dental Labs Inc.) (the “Company”)

RE:Lock-up Agreement pursuant to Asset Acquisition

1.The undersigned acknowledges that this lock-up agreement (the “Lock-Up Agreement”) is being entered into and delivered to the Company pursuant to Section 3.1 of the asset purchase agreement dated August 15, 2022 (the “Asset Purchase Agreement”) between the undersigned and the Company.

2.All capitalized terms not otherwise defined herein have the meaning given to them in the Asset Purchase Agreement.

3.In consideration of the issuance of the Share Consideration portion of the Gross Consideration to the undersigned pursuant to the Acquisition, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that during the period beginning from the date of issuance of any Share Consideration of the Company to the undersigned pursuant to the Asset Purchase Agreement (the “Security Issuance Date”) and ending on each quarterly release date (for each applicable quarterly release of securities, the “Quarterly Lock-Up Release”) during the period that ends twenty-four (24) months following the Security Issuance Date (the “Restricted Period”) that the undersigned shall not, directly or indirectly, offer, sell, transfer, pledge, hypothecate, assign, grant an option or right to purchase, make any short sale, enter into any swap, forward, hedge or any other agreement or arrangement to transfer the economic consequences of or alter the economic exposure to, or otherwise dispose of, monetize or deal with, or publicly announce any intention to do any of the foregoing, whether through the facilities of a stock exchange, by private placement or otherwise (the “Lock-Up Restriction”) unless, in each case: (a) the prior written consent of the Company has been obtained; OR (b) such Share Consideration has satisfied any applicable Quarterly Revenue Targets AND (c) has been released from the Lock-Up Restrictions set forth herein in accordance with the schedule below:

Date	Quarterly Lock-Up Release
The Closing Date: September 1, 2022 (unless extended)	0% (0 shares)
The date that is three (3) months following the Closing Date: December 1, 2022 (unless extended)	12.5% (93,750 shares)
The date that is six (6) months following the Closing Date: March 1, 2023 (unless extended)	12.5% (93,750 shares)
The date that is nine (9) months following the Closing Date: June 1, 2023 (unless extended)	12.5% (93,750 shares)
The date that is twelve (12) months following the Closing Date: September 1, 2022 (unless extended)	12.5% (93,750 shares)
The date that is fifteen (15) months following the Closing Date: December 1, 2023 (unless extended)	12.5% (93,750 shares)
The date that is eighteen (18) months following the Closing Date: March 1, 2024 (unless extended)	12.5% (93,750 shares)
The date that is twenty-one (21) months following the Closing Date: June 1, 2024 (unless extended)	12.5% (93,750 shares)
The date that is twenty-four (24) months following the Closing Date: September 1, 2024 (unless extended)	12.5% (93,750 shares)

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4.Section 3 above shall not apply to: (a) transfers occurring by operation of law, provided, in each case, that any such transferee shall first execute a lock-up agreement in substantially the form hereof covering the remainder of the Restricted Period for such transferred Share Consideration, (b) transfers made pursuant to a bona fide take-over bid or similar transaction made to all holders of common shares of the Company, including without limitation, a merger, arrangement or amalgamation, involving a change of control of the Company and provided that in the event the take-over or acquisition transaction is not completed, the Consideration Securities shall remain subject to the restrictions contained in this Lock-Up Agreement, or (c) transfers or other dealings in respect of which the Company has provided prior written consent, such consent not to be unreasonably withheld.

5.The Parties recognize that the Company currently has a substantial number of shares outstanding and, in the event that the Company decides to validly approve and complete a share consolidation or share rollback within twelve (12) months after the date of this Agreement, the Share Consideration issued in this transaction to the undersigned shall be protected from such share consolidation action (on a one time basis) and the total number of shares issued as Share Consideration in this transaction shall remain as outlined herein.

6.The undersigned represents and warrants that it has full power, capacity and authority to enter into this Lock-Up Agreement and understands that the Company is relying upon this Lock-Up Agreement in proceeding with Closing. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s legal representatives, successors, and permitted assigns, and shall enure to the benefit of the Company and its legal representatives, successors and assigns.

7.The undersigned hereby authorizes the Company and its transfer agent to decline to make any transfer of the Share Consideration if such transfer would constitute a violation or breach of this Lock-Up Agreement and hereby agrees and consents to the entry of stop transfer restrictions, or other equivalent measures, with the Company’s transfer agent and registrar, against the transfer of the Share Consideration except in compliance with this Lock-Up Agreement.

8.This Lock-Up Agreement will be governed by the laws of the State of Nevada and the federal laws of the United States applicable therein and may be executed by facsimile or PDF signature and as so executed shall constitute an original.

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DATED as of the date first written above.

PRIME DENTAL LAB LLC
By:
Name:
Title:

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